Exhibit 99.2

Execution Copy

November 8, 2015

Rhombus Cinema Holdings, LLC

c/o Rizvi Traverse Management LLC
9465 Wilshire Blvd. Suite 840

Beverly Hills, CA 90212

Re: Rollover Investment Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of each of Michael V. Lewis and the MVL Trust dated August 3, 2010 (collectively, the “Rollover Investors”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Rhombus Cinema Holdings, LLC, a Delaware limited liability company (“Purchaser”) in exchange for equity securities of Purchaser described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among RealD Inc., a Delaware corporation (the “Company”), Purchaser and Rhombus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Purchaser. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1.               Commitment. Each Rollover Investor hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Purchaser immediately prior to the Effective Time the number of shares of Company Common Stock set forth opposite such Rollover Investor’s name on Schedule A hereto (its “Rollover Investment”) in exchange for a membership interest in Purchaser represented by a number of common units equal to (A) the number of common units of Purchaser to be issued to the Guarantor in exchange for the equity contribution to Purchaser to be made by the Guarantor in connection with the Merger multiplied by (B) a fraction, the numerator of which is the value of such Rollover Investor’s Rollover Investment (assuming that the value of each share of Company Common Stock is equal to the Merger Consideration) and the denominator of which is the equity contribution to Purchaser to be made by the Guarantor in connection with the Merger (such membership interest (represented in the form of common units) in Purchaser to be issued to such Rollover Investor in exchange for the Rollover Investment, its “Purchaser Equity Securities”); provided that each Rollover Investor shall not, under any circumstances, be obligated to transfer, contribute or deliver to Purchaser any amounts or consideration other than its respective Rollover Investment, or to otherwise provide funds to Purchaser or any of its

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Affiliates in connection with the transactions contemplated by the Merger Agreement. In connection with its Rollover Investment, each Rollover Investor hereby commits to execute and deliver at the Closing an Amended and Restated Limited Liability Company Agreement (or limited partnership equivalent(s)) for Purchaser containing the terms and conditions set forth on Schedule B hereto and such other customary terms and conditions reasonably agreed between the Guarantor and such Rollover Investor, and such other ancillary agreements in forms and substance reasonably satisfactory to such Rollover Investor, as Purchaser or the Guarantor may reasonably request. Notwithstanding the foregoing, prior to the Effective Time, the Rollover Investors may elect to reduce their aggregate Rollover Investment by an amount equal to $6 million (calculated net of applicable withholding taxes and other applicable deductions), subject to the terms set forth in the first paragraph under “Approximate Equity Capitalization at the Closing” and clause (vi) of the first paragraph under “Transfer Restrictions” on Schedule B hereto. The parties hereto intend for the Rollover Investment to be made on a tax-free basis under the Internal Revenue Code of 1986, as amended, and will treat the Rollover Investment as such for all tax purposes unless otherwise required by applicable law. At the Closing, Purchaser shall cause the Company to, and Michael V. Lewis shall, execute and deliver an employment agreement in substantially the form set forth on Schedule C hereto. For the avoidance of doubt, the parties agree and acknowledge that in connection with the Rollover Investment, each share of Company Common Stock forming the Rollover Investment shall be valued at the Merger Consideration.

2.               Conditions. The obligation of each Rollover Investor to fund its respective Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the parties thereto, (ii) the satisfaction or waiver of each of the conditions to Purchaser’s obligations to effect the Closing set forth in Article VI of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iii) the substantially simultaneous (A) funding of the Sponsor Equity Financing contemplated by, and in accordance with the terms of, the Sponsor Commitment Letter and (B) consummation of the Merger in accordance with the terms of the Merger Agreement, in each case, without waiver by Purchaser of any condition thereto, or amendment of any term thereof, not consented to in writing by the Rollover Investors (such consent not to be unreasonably withheld, delayed or conditioned) other than any such waiver or amendment that would not reasonably be expected to be adverse (in any respect) to the interests of the Rollover Investors.

3.               Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Guarantor (on behalf of the Purchaser) and the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the obligations set forth herein; provided, however, that the Company has relied on this Agreement and, accordingly, the Company is an express third-party beneficiary hereof and shall have the enforcement rights described in Section 4 hereof.

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4.               Enforceability. This Agreement may be enforced only by (i) Purchaser, (ii) the Guarantor (on behalf of the Purchaser), (iii) each Rollover Investor or (iv) the Company, pursuant to its right to seek specific performance of Purchaser’s obligation to enforce each Rollover Investor’s obligation to fund its respective Commitment in accordance with the terms hereof, pursuant to, and subject to, solely in accordance with, and to the extent permitted by, the terms and conditions of Section 8.08 of the Merger Agreement and the terms and conditions set forth herein (provided that the Company is also pursuing such right to enforce the Sponsor Commitment Letter if the Guarantor is in breach of its obligation to fund the Sponsor Equity Financing thereunder). Purchaser’s creditors shall have no right to enforce this Agreement or to cause Purchaser to enforce this Agreement.

5.               No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Purchaser, each Rollover Investor and the Company. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Rollover Investors or any of their Affiliates (provided, that the Company shall not be deemed to be an Affiliate of any Rollover Investor), on the one hand, and Purchaser or any of its Affiliates, on the other, with respect to the Commitment of each Rollover Investor to contribute its respective Rollover Investment in exchange for membership interests in the Purchaser and the other transactions contemplated hereby.

6.               Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)             This Agreement (and any claim or controversy arising out of or relating to this letter agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)            All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that such party is not personally subject to the jurisdiction of the aforementioned courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of the aforementioned courts or from any legal process commenced in such courts, and (iii) any claim that the action, suit or proceeding in such court is brought in an inconvenient forum, the venue of such action, suit or proceeding is improper, or this Agreement, or the subject matter hereof, may not be enforced in or by such court. The consents to jurisdiction and venue set forth in this Section 6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that service of process upon

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such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of the Merger Agreement, in the case of Purchaser, and at the address set forth on Schedule A, in the case of the Rollover Investor.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(c).

7.               Counterparts. This Agreement may be executed in counterparts (including by facsimile or by .pdf delivered via email), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

8.               Confidentiality; Cooperation. Except as may be required by applicable Law (including any filing by a Rollover Investor with the Securities Exchange Commission (the “SEC”) as required by applicable securities laws (including the Exchange Act)), court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible), and except as may be permitted by Section 5.05 of the Merger Agreement, each Rollover Investor shall not, and shall instruct its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Purchaser or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Purchaser. Each Rollover Investor hereby (i) consents to and authorizes the publication and disclosure by Purchaser of such Rollover Investor’s identity and holding of shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by any Rollover Investor or any of its Affiliates as of the date hereof or acquired after the date hereof and prior to the termination of this Agreement, and (following prior review by the Rollover Investor, and with the Rollover Investor’s reasonable comments taken into consideration by the Purchaser) the nature of such Rollover Investor’s commitments, arrangements and understandings under this Agreement and any other information that Purchaser reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as

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practicable to notify Purchaser of any required corrections with respect to any written information supplied by such Rollover Investor specifically for use in any such disclosure document. Without limitation of the foregoing, each Rollover Investor shall provide to Purchaser all information concerning such Rollover Investor and cooperation as may be reasonably requested by Purchaser in connection with the Company’s preparation and filing of the Proxy Statement and any other filings required under applicable securities Laws and the resolution of any comments thereto received from the SEC. Each Rollover Investor shall promptly correct any information provided by it or him for use in the Proxy Statement and any other filings required under applicable securities Laws if and to the extent such information shall have become false or misleading in any material respect.

9.               Termination. The obligation of each Rollover Investor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement pursuant to Article VII thereof (unless the Company has previously commenced an action described in Section 4 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by each Rollover Investor of any obligations finally determined or agreed to be owed by such Rollover Investor, consistent with the terms hereof), (c) the termination (for any reason) of the Guarantor’s obligation to fund the Sponsor Equity Financing pursuant to the Sponsor Commitment Letter and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, accepting payment of the Purchaser Termination Fee pursuant to the Merger Agreement or accepting payment thereof from the Guarantor under the Guaranty in respect of such obligation; provided that no such termination shall relieve any Rollover Investor from any liability to Purchaser or its Affiliates for any material breach of this Agreement by such Rollover Investor prior to such termination, and Purchaser or its Affiliates shall be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such material breach (it being acknowledged and agreed that, for the avoidance of doubt, the failure of the Rollover Investors to fund their respective Commitments if and when due and payable pursuant to this Agreement shall constitute a material breach of this Agreement).

10.            No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Purchaser without the Rollover Investors’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Rollover Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the rights, interests and obligations of Purchaser hereunder (including the Commitment) may be assigned by Purchaser to any Person (i) to whom the Merger Agreement is validly assigned in accordance with the terms thereof, (ii) to whom the right to receive the Sponsor Equity Financing is validly assigned in accordance with the terms of the Sponsor Commitment Letter and (iii) that is an entity formed for purposes of the transactions contemplated by the Merger Agreement and that does not have any assets, liabilities or operations (other than in connection with the transactions contemplated by the Merger Agreement or those incidental to its formation). No transfer of any rights or obligations hereunder by any Rollover Investor shall be permitted without the prior written consent of

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Purchaser and the Company. Any purported assignment of this Agreement or the Commitment in contravention of this Section 10 shall be void.

11.            Representations and Warranties. Each Rollover Investor hereby represents and warrants to Purchaser that (a) if the Rollover Investor is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) if the Rollover Investor is not a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity; (d) it or he is the record and beneficial owner of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A), free and clear of any Lien (other than those arising under applicable securities laws and those arising under this Agreement and under the Voting Agreement), and has full and unrestricted power to dispose of all of such shares of Company Common Stock as contemplated by this Agreement without the consent or approval of, or any other action on the part of, any other Person; (e) other than any filing by it or him with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act (and other than the providing of any information required by it or him in connection with the matters described in Section 3.03(d) of the Merger Agreement), none of the execution and delivery of this Agreement by it or him, the consummation by it or him of the transactions contemplated hereby or compliance by it or him with any of the provisions hereof: (i) requires any consent or other permit of, or filing by it or him with or notification to, any Governmental Authority or any other Person by it or him, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which it or he is a party or by which it or he or any of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A) may be bound or affected, (iii) violates any Law or Order applicable to it or him or the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A), or (iv) results in a Lien upon any of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A) (other than any Lien arising under this Agreement), other than, in each case in this clause (e), any matter which would not adversely affect in any material respect the ability of such Rollover Investor to perform his or its obligations hereunder or consummate the transactions contemplated hereby; (f) it or he has not entered into any stock transfer, disposition, commitment or other agreement or arrangement that is inconsistent with this Agreement (including, without limitation, its Commitment described herein); (g) it or he had access to all of the information required in order to evaluate an investment in Purchaser; (h) it or he is an “accredited investor” within the meaning of Rule 501 under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “1933 Act”); (i) it or he is acquiring the Purchaser Equity Securities for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof in violation of applicable securities laws; (j) it or he understands that the

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Purchaser Equity Securities have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, and that as of the date hereof Purchaser has no obligation or intention to register the Purchaser Equity Securities under the 1933 Act or United States state securities laws; and (k) that it or he may therefore be required to bear the economic risk of holding the Purchaser Equity Securities for an indefinite period of time.

12.            Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

13.            Power of Attorney. In order to effect the obligation of each Rollover Investor to make its Rollover Investment on the terms and subject to the conditions set forth in this Agreement, each Rollover Investor hereby grants a power of attorney to the Secretary of Purchaser, with full power of substitution, with respect to the matters set forth herein, and hereby authorizes the Secretary of Purchaser to execute all appropriate documents and instruments to effect such Rollover Investment by such Rollover Investor as shall be required under the terms of this Agreement, if such Rollover Investor fails to execute such documents and instruments substantially simultaneously upon the satisfaction of the conditions set forth in Section 2 above. The power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties hereto in connection with this Agreement and the transactions contemplated by the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable until the valid termination of this Agreement.

14.            Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto and the Guarantor (on behalf of the Purchaser) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto or the Guarantor (on behalf of the Purchaser) seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

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15.            Spousal Consent. Each Rollover Investor’s spouse, if any, shall be required to execute the form of spousal consent set forth on Exhibit A to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in such Rollover Investor’s Rollover Investment and the Purchaser Equity Securities issued to such Rollover Investor.

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Sincerely,

By:	/s/ Michael V. Lewis
Michael V. Lewis

The MVL Trust dated August 3, 2010

By:	/s/ Michael V. Lewis
Name: Michael V. Lewis
Title: Trustee

Agreed to and accepted:

RHOMBUS CINEMA HOLDINGS, LLC

By:	/s/ Ben Kohn
Name: Ben Kohn
Title: Authorized Signatory